Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.

(858) 385-5232

(858) 385-6327

tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS FIRST QUARTER 2005 OPERATING RESULTS

SAN DIEGO, Calif., April 19, 2005 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, today announced operating results for the first quarter ended March 31, 2005.  Highlights for the first quarter included the generation of $44.5 million in cash from operations, the highest quarterly level in the company’s history.

For the first quarter of 2005, net income totaled $5,385,000, equal to $0.14 per share (diluted), compared to net income of $7,156,000, equal to $0.19 per share (diluted), in the first quarter of 2004, and to net income of $10,376,000, equal to  $0.28 per share (diluted), in the fourth quarter of 2004.

Total revenue for the first quarter of 2005 was $84,810,000, a 4 percent decline from total revenue of $87,921,000 posted in the first quarter of 2004, and a sequential 34 percent decline from  $128,111,000 in total revenue in the fourth quarter of 2004, which includes the $28,519,000 cumulative impact of the correction to the method of accounting for Cymer’s consumables refurbishment activities.

Commenting on the first quarter, Bob Akins, Cymer’s chief executive officer, said, “We are pleased that first quarter 2005 operating results came in generally in line with our January 25, 2005 guidance, and with the progress we made on a number of important initiatives.  We extended our market leadership position in light sources at the 193nm wavelength with the on-schedule shipment in the first quarter of our first XLA 200, our third generation dual chamber MOPA argon fluoride (ArF) light source based on the XL common platform.  During the first quarter, we also completed our excess consumables and spares inventory reduction, which had the expected negative impact on gross margin due to reduced factory loading.

“We recognized revenue on 48 light sources in the first quarter of 2005 compared to 70 light sources in the fourth quarter of 2004,” Akins continued.  “Cymer installed 67 new light sources in the first quarter compared to 65 light sources in the fourth quarter of 2004.

“In the current business environment, ongoing technology buys are driving demand for our ArF and our most advanced krypton fluoride (KrF) light sources, which pushed our first quarter average selling price (ASP) to $994,000 on a currency adjusted basis, an increase of 4 percent over the $957,000 ASP in the fourth quarter of 2004,” Akins noted.  “Our non-systems product revenue, which consists of upgrades, consumables and spare parts and service, was $36,073,000, in the first quarter of 2005, roughly flat with the level in the previous quarter.”

Nancy Baker, Cymer’s chief financial officer, stated, “Product gross margin in the first quarter of 2005 came in at 37 percent compared to 33 percent in the fourth quarter of 2004.  Cymer reported operating income of $5,077,000, or 6 percent of revenue in the first quarter of 2005, compared to operating income of $12,881,000, or 10 percent of revenue, in the fourth quarter of 2004,” Baker continued.  “First quarter

CYMER REPORTS FIRST QUARTER 2005 RESULTS	Page 2 of 6

2005 bookings totaled $81,470,000, resulting in a first quarter 2005 book-to-bill ratio of 0.96.   The 2005 first quarter-end backlog totaled $75,775,000.”

Cymer generated $44,473,000 in cash from operations in the first quarter of 2005 compared to $15,528,000 in the fourth quarter of 2004.  Cash and cash equivalents and short- and long-term investments totaled $406,702,000 at March 31, 2005.  Capital spending for the first quarter of 2005 totaled $5,180,000 compared to $4,901,000 in the fourth quarter of 2004.

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “Our visibility is limited to about one quarter, which makes it difficult for us to speculate on industry behavior beyond that.  But concentrating on what we do know: The quarterly average utilization of our light sources at chipmakers in the first quarter of 2005 remained flat with quarterly average utilization in the fourth quarter of 2004.  Though utilization in February and March was up substantially from the January level, we feel it is too early to see any trend in these short-term data points.  A small number of large chipmakers are engaging in counter-cyclical tool purchasing, and those that can afford to are intent on making strategic 300mm equipment buys to further lower their manufacturing costs. Based on our most recent discussions with chipmakers and our three direct customers, in the near term we expect technology buys of ArF light sources to remain strong, and the timing for the resumption of capacity demand remains uncertain.”

Baker commented, “In 2005, our management team is driving ongoing initiatives to improve efficiency of all our operations, including improving asset management, and reducing accounts receivable while simultaneously decreasing inventory and increasing inventory turns to best-in-class levels.  While some of these efforts will have a dampening effect on gross margin in the short term, these initiatives will result in a much shorter cash conversion cycle and significant cash generation, which, combined with a reduced capital spending level will result in optimizing Cymer’s ability to produce free cash flow from its operations.”

Based on information available at this time, Cymer is currently providing the following guidance for the second quarter of 2005, which includes effects associated with the inventory reduction:

•      We currently estimate that total product revenue in the second quarter of 2005 will be flat to up approximately 5 percent from first quarter 2005 revenue.

•      We are forecasting that foreign currency adjusted ASPs will be approximately $920,000 due to second quarter product mix variation driving a higher percentage of KrF light sources.

•      We expect that gross margin will be between 36 and 38 percent.

•      We anticipate that R&D expenses will be between $15 million and $16 million.

•      We expect SG&A expenses to be between $12.5 million and $13.0 million.

•      We estimate the annual effective tax rate for 2005 to be approximately 0 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 19, 2005, to discuss first quarter 2005 results and second quarter 2005 guidance.  This press release, the conference call and accompanying slides may be accessed on the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements concerning expected technology buys and uncertainty regarding capacity demand, Cymer’s efforts to improve operating efficiency and asset management, and increase cash generation, and the statements under the caption “Corporate Outlook” above.  These statements are only predictions based on current information and expectations and involve

CYMER REPORTS FIRST QUARTER 2005 RESULTS	Page 3 of 6

a number of risks and uncertainties.  In addition, statements regarding Cymer’s share of light sources installed at chipmakers, backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

	Three months ended March 31,
Cymer, Inc.	2004	2005
Total revenues	$87,921,000	$84,810,000

Net income	$7,156,000	$5,385,000
Basic earnings per share	$0.20	$0.15
Diluted earnings per share	$0.19	$0.14
Weighted average common and common equivalent shares outstanding (diluted)	38,141,000	37,230,000

CYMER REPORTS FIRST QUARTER 2005 RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended March 31,
	2004	2005
REVENUES:
Product sales	$87,871	$84,609
Other	50	201
Total revenues	87,921	84,810

COST AND EXPENSES:
Cost of product sales	52,168	53,031
Research and development	12,370	14,604
Sales and marketing	5,823	5,774
General and administrative	6,615	6,304
Amortization of intangibles	40	20

Total costs and expenses	77,016	79,733

OPERATING INCOME	10,905	5,077

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	54	(194)
Interest and other income	1,896	2,401
Interest and other expense	(2,556)	(2,127)

Total other income (expense) - net	(606)	80

INCOME BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	10,299	5,157

INCOME TAX PROVISION	2,369	—
MINORITY INTEREST	(774)	228

NET INCOME	$7,156	$5,385

EARNINGS PER SHARE:
Basic earnings per share	$0.20	$0.15

Weighted average common shares outstanding-basic	36,586	36,884

Diluted earnings per share	$0.19	$0.14

Weighted average common shares outstanding-diluted	38,141	37,230

CYMER REPORTS FIRST QUARTER 2005 RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31, 2004 (1)	March 31, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$114,246	$139,479
Short-term investments	175,866	180,249
Accounts receivable - net	110,680	79,692
Foreign currency forward exchange contracts	—	1,142
Inventories	110,022	102,661
Deferred income taxes	7,470	7,468
Prepaid expenses and other assets	5,726	4,971

Total current assets	524,010	515,662

PROPERTY AND EQUIPMENT - NET	123,548	122,338
LONG TERM INVESTMENTS	84,561	86,974
DEFERRED INCOME TAXES	67,722	67,379
GOODWILL - NET	8,358	8,358
INTANGIBLE ASSETS - NET	10,394	9,781
OTHER ASSETS	7,185	7,517

TOTAL ASSETS	$825,778	$818,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,949	$14,840
Accrued warranty and installation	28,546	27,903
Accrued payroll and benefits	16,284	10,372
Accrued patents, royalties and other fees	6,318	6,125
Foreign currency forward exchange contracts	1,901	—
Income taxes payable	10,397	9,108
Unearned income	6,152	6,926
Accrued and other current liabilities	4,456	5,357

Total current liabilities	88,003	80,631

Convertible subordinated notes	200,753	200,753
Deferred income taxes	6,237	6,237
Other liabilities	7,282	7,923

Total liabilities	302,275	295,544

MINORITY INTEREST	6,183	5,955

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value , issued and outstanding 36,993,000 and 36,772,000 shares	37	37
Additional paid-in capital	378,414	380,123
Treasury stock at cost (293,000 common shares)	—	(8,287)
Unearned compensation	(16)	—
Accumulated other comprehensive loss	(4,455)	(4,088)
Retained earnings	143,340	148,725

Total stockholders’ equity	517,320	516,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$825,778	$818,009

(1) Includes the reclassification of $86.8 million of auction rate securities from cash and cash equivalents to short-term investments.

CYMER REPORTS FIRST QUARTER 2005 RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the three months ended March 31
	2004 (1)	2005 (1)

OPERATING ACTIVITIES:
Net income	$7,156	$5,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,909	7,264
Non-cash stock based compensation	104	152
Amortization of unearned compensation	35	16
Minority interest	774	(228)
Provision for deferred income taxes	(32)	89
Loss on disposal or impairment of property and equipment	61	2
Change in assets and liabilities:
Accounts receivable - net	(16,322)	30,988
Foreign currency forward exchange contracts	(640)	(1,898)
Inventories	(5,197)	7,361
Prepaid expenses and other assets	(690)	160
Accounts payable	362	891
Accrued and other liabilities	7,081	(4,420)
Income taxes payable	2,090	(1,289)

Net cash provided by operating activities	1,691	44,473

INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,435)	(5,180)
Purchases of investments	(195,233)	(141,521)
Proceeds from sold or matured investments	190,422	133,719
Acquisition of patents	(5,990)	—
Acquisition of minority interest	(2,000)	—

Net cash used in investing activities	(17,236)	(12,982)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,113	1,557
Payments on capital lease obligations	(12)	(12)
Purchase of treasury stock	—	(8,287)

Net cash provided by (used in) financing activities	8,101	(6,742)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	249	484

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,195)	25,233
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	110,632	114,246

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$103,437	$139,479

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,435	$3,627
Income taxes paid, net	$840	$1,356

(1) Includes the reclassification of auction rate securities from cash and cash equivalents to short-term investments.